Exhibit 99.1

NEWS BULLETIN	FARO Technologies, Inc. 250 Technology Park Lake Mary, FL 32746
The Measure of Success	FOR IMMEDIATE RELEASE

FARO Reports Second Quarter 2016 Financial Results

LAKE MARY, FL, August 2, 2016 – FARO® (NASDAQ: FARO), the world’s most trusted source for 3D measurement and imaging solutions for metrology, factory automation, product design, public safety, BIM-CIM and 3D solutions and services, today announced its financial results for the second quarter and six months ended June 30, 2016.

Six months ended June 30, 2016

Sales were $154.3 million for the six months ended June 30, 2016, up 0.4% compared with $153.7 million for the six months ended June 27, 2015. Excluding the negative impact of foreign exchange rates on sales of $0.9 million, sales for the first six months of 2016 would have increased approximately 1% compared with the same prior year period. Our year-to-date 2016 sales increase is mostly related to year-over-year growth in service revenue and metrology product sales offset partly by lower 3D documentation sales.

New order bookings for the six months ended June 30, 2016 were $155.1 million, up 1.4% compared with $152.9 million for the six months ended June 27, 2015.

Gross margin was 56.1%, up 1.4 percentage points compared with 54.7% in the prior year period mostly due to higher average selling prices and favorable sales mix.

Operating income was $8.8 million, up 21.3% compared with $7.3 million in the same prior year period, reflecting an increase in gross margin on slightly higher sales.

Net income and EPS for the first six months of 2016 was $6.5 million and $0.39 per share, respectively, up 34.5% as compared with $4.8 million and $0.27 per share, respectively, for the first six months of 2015.

Our cash and short-term investments increased by $26.1 million to $176.5 million at June 30, 2016 from $150.4 million at December 31, 2015 primarily driven by strong cash flow from operations of $27.7 million.

Second quarter 2016

Sales for the quarter ended June 30, 2016 were $78.5 million, down 6.3% compared with $83.8 million in the second quarter last year. Foreign exchange rates had a slightly positive impact on sales of $0.2 million, increasing sales growth by 0.2 percentage points. Our decrease in sales reflected lower product sales within the Americas region given strong prior year performance, offset partly by higher metrology sales in Asia-Pacific and an increase in global service revenue.

New order bookings were $81.6 million for the second quarter of 2016, down 2.7% compared with $83.8 million for the second quarter of 2015.

Gross margin for the quarter was 55.9%, up 2.7 percentage points compared with 53.2% in the prior year period mostly due to higher average selling prices, warranty revenue growth, and higher manufacturing costs in the prior year period.

Operating income for the quarter was $4.5 million, down 17.1% compared with $5.4 million in the prior year period, mostly due to lower product sales partially offset by an increase in gross margin.

Net income and EPS for the quarter was $3.4 million and $0.20 per share, respectively, compared with $4.1 million and $0.24 per share, respectively, in the prior year period.

“For the first six months of 2016, we delivered a 35% increase in net income by driving gross margin and managing operating expenses,” stated Dr. Simon Raab, President and Chief Executive Officer. “We continue to execute on our renewal initiatives to ensure FARO’s technical and market leadership in 3D measurement. The vertical focus is guiding our R&D teams and M&A efforts in the development of a regular drumbeat of new market-leading product solutions for those areas of interest. We released six new or upgraded products in the quarter; and on July 11th, we acquired BuildIT Software & Solutions Ltd. to strengthen our metrology software offering. We will remain attentive to annual performance while undertaking this top-to-bottom reorganization in order to deliver long-term shareholder value.”

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, such as statements about FARO’s long-term growth, demand for and customer acceptance of FARO’s products, anticipated improvement in the markets in which FARO operates, and FARO’s product development and product launches. Statements that are not historical facts or that describe the Company’s plans, objectives, projections, expectations, assumptions, strategies, or goals are forward-looking statements. In addition, words such as ”is,” “are,” “expects,” “continues,” “may,” “will,” and similar expressions or discussions of FARO’s plans or other intentions identify forward-looking statements. Forward-looking statements are not guarantees of future performance and are subject to various known and unknown risks, uncertainties, and other factors that may cause actual results, performances, or achievements to differ materially from future results, performances, or achievements expressed or implied by such forward-looking statements. Consequently, undue reliance should not be placed on these forward-looking statements.

Factors that could cause actual results to differ materially from what is expressed or forecasted in such forward-looking statements include, but are not limited to:

•	the Company’s inability to successfully identify and acquire target companies or achieve expected benefits from acquisitions that are consummated;

•	development by others of new or improved products, processes or technologies that make the Company’s products less competitive or obsolete;

•	the Company’s inability to maintain its technological advantage by developing new products and enhancing its existing products;

•	declines or other adverse changes, or lack of improvement, in industries that the Company serves or the domestic and international economies in the regions of the world where the Company operates and other general economic, business, and financial conditions;

•	the impact of fluctuations of foreign exchange rates; and

•	Other risks detailed in Part I, Item 1A. Risk Factors in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

Forward-looking statements in this release represent the Company’s judgment as of the date of this release. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise, unless otherwise required by law.

About FARO

FARO is the world’s most trusted source for 3D measurement technology. The Company develops and markets computer-aided measurement and imaging devices and software. Technology from FARO permits high-precision 3D measurement, imaging and comparison of parts and complex structures within production and quality assurance processes. The devices are used for inspecting components and assemblies, rapid prototyping, documenting large volume spaces or structures in 3D, surveying and construction, as well as for investigation and reconstruction of accident sites or crime scenes.

FARO’s global headquarters are located in Lake Mary, Florida. The Company also has a technology center and manufacturing facility consisting of approximately 90,400 square feet located in Exton, Pennsylvania containing research and development, manufacturing and service operations of our FARO Laser TrackerTM and FARO Factory Array 3D Imager product lines. The Company’s European regional headquarters is located in Stuttgart, Germany and its Asia Pacific regional headquarters is located in Singapore. FARO has other offices in the United States, Canada, Mexico, Brazil, Germany, the United Kingdom, France, Spain, Italy, Poland, Turkey, the Netherlands, Switzerland, India, China, Malaysia, Vietnam, Thailand, South Korea, and Japan.

More information is available at http://www.faro.com

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended		Six Months Ended
(in thousands, except share and per share data)	June 30, 2016	June 27, 2015	June 30, 2016	June 27, 2015
SALES
Product	$61,640	$69,437	$120,952	$124,481
Service	16,898	14,338	33,334	29,233

Total sales	78,538	83,775	154,286	153,714

COST OF SALES
Product	25,055	29,532	49,063	51,709
Service	9,547	9,697	18,614	17,848

Total cost of sales (exclusive of depreciation and amortization, shown separately below)	34,602	39,229	67,677	69,557

GROSS PROFIT	43,936	44,546	86,609	84,157

OPERATING EXPENSES
Selling and marketing	18,747	20,063	36,372	39,168
General and administrative	10,167	9,066	20,708	18,867
Depreciation and amortization	3,266	2,739	6,352	5,232
Research and development	7,259	7,254	14,350	13,610

Total operating expenses	39,439	39,122	77,782	76,877

INCOME FROM OPERATIONS	4,497	5,424	8,827	7,280

OTHER (INCOME) EXPENSE
Interest income, net	(54)	(24)	(98)	(43)
Other expense, net	240	83	991	1,390

INCOME BEFORE INCOME TAX EXPENSE	4,311	5,365	7,934	5,933
INCOME TAX EXPENSE	919	1,217	1,462	1,121

NET INCOME	$3,392	$4,148	$6,472	$4,812

NET INCOME PER SHARE - BASIC	$0.20	$0.24	$0.39	$0.28

NET INCOME PER SHARE - DILUTED	$0.20	$0.24	$0.39	$0.27

Weighted average shares - Basic	16,659,115	17,384,382	16,634,323	17,360,749

Weighted average shares - Diluted	16,672,600	17,502,219	16,654,415	17,500,619

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)	June 30, 2016 (unaudited)	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$133,541	$107,356
Short-term investments	42,975	42,994
Accounts receivable, net	56,825	69,918
Inventories, net	51,809	45,571
Deferred income tax assets, net	7,547	7,792
Prepaid expenses and other current assets	16,592	18,527

Total current assets	309,289	292,158

Property and equipment:
Machinery and equipment	55,702	54,124
Furniture and fixtures	6,164	5,945
Leasehold improvements	19,271	18,471

Property and equipment, at cost	81,137	78,540
Less: accumulated depreciation and amortization	(47,745)	(42,594)

Property and equipment, net	33,392	35,946

Goodwill	26,963	26,371
Intangible assets, net	15,573	15,985
Service and sales demonstration inventory, net	33,097	33,709
Deferred income tax assets, net	4,087	4,050
Other long term assets	947	967

Total assets	$423,348	$409,186

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,848	$11,345
Accrued liabilities	21,737	22,574
Income taxes payable	452	—
Current portion of unearned service revenues	26,940	26,114
Customer deposits	2,085	2,998

Total current liabilities	62,062	63,031
Unearned service revenues - less current portion	16,005	15,025
Deferred income tax liabilities	872	686
Other long-term liabilities	2,813	2,800

Total liabilities	81,752	81,542

Shareholders’ equity:
Common stock - par value $.001, 50,000,000 shares authorized; 18,163,600 and 18,077,594 issued; 16,674,124 and 16,588,118 outstanding, respectively	18	18
Additional paid-in capital	209,650	206,996
Retained earnings	178,801	172,329
Accumulated other comprehensive loss	(15,035)	(19,861)
Common stock in treasury, at cost - 1,489,476 shares	(31,838)	(31,838)

Total shareholders’ equity	341,596	327,644

Total liabilities and shareholders’ equity	$423,348	$409,186

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Six Months Ended
(in thousands)	June 30, 2016	June 27, 2015
CASH FLOWS FROM:
OPERATING ACTIVITIES:
Net income	$6,472	$4,812
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	6,352	5,232
Compensation for stock options and restricted stock units	2,731	2,468
Provision for bad debts	574	410
Loss on disposal of assets	305	644
Write-down of inventories	1,440	1,505
Deferred income tax (benefit) expense	(261)	561
Income tax benefit from exercise of stock options	(70)	(286)
Change in operating assets and liabilities:
Decrease (increase) in:
Accounts receivable	13,818	11,820
Inventories	(4,918)	(15,097)
Prepaid expenses and other current assets	2,115	(1,948)
(Decrease) increase in:
Accounts payable and accrued liabilities	(1,596)	(12,636)
Income taxes payable	522	722
Customer deposits	(870)	(589)
Unearned service revenues	1,114	782

Net cash provided by (used in) operating activities	27,728	(1,600)

INVESTING ACTIVITIES:
Purchases of property and equipment	(2,580)	(6,073)
Payments for intangible assets	(712)	(1,185)
Purchase of businesses acquired	—	(12,011)

Net cash used in investing activities	(3,292)	(19,269)

FINANCING ACTIVITIES:
Payments on capital leases	(4)	(5)
Income tax benefit from exercise of stock options	70	286
Proceeds from issuance of stock, net	513	2,175

Net cash provided by financing activities	579	2,456

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	1,170	(300)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	26,185	(18,713)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	107,356	109,289

CASH AND CASH EQUIVALENTS, END OF PERIOD	$133,541	$90,576

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(UNAUDITED)

	Three Months Ended		Six Months Ended
(in thousands)	June 30, 2016	June 27, 2015	June 30, 2016	June 27, 2015

Net income	$3,392	$4,148	$6,472	$4,812
Currency translation adjustments, net of income tax	(1,795)	2,191	4,826	(4,587)

Comprehensive income	$1,597	$6,339	$11,298	$225